May 1, 2012
Medium-Term Notes, Series D
Offering Summary No. 2012-MTNDG0236
Relating to Preliminary Pricing Supplement No. 2012-MTNDG0236 dated May 1, 2012
Registration Statement Nos. 333-172554 and 333-172554-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012
The Jump Securities offer the opportunity to earn a return based on the performance of the shares of the iShares® MSCI Emerging Markets Index Fund.  Unlike ordinary debt securities, the Jump Securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  At maturity, you will receive for each security that you hold an amount in cash that will vary depending on the performance of the underlying shares, as determined on the valuation date.  If the closing price of the underlying shares on the valuation date is greater than or equal to closing price of the underlying shares on the pricing date, you will receive for each security that you hold at maturity a fixed upside payment of $0.70 to $1.00 (to be determined on the pricing date) in addition to the stated principal amount.  However, if the final share price is less than the initial share price, the payment at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final share price from the initial share price; such amount may be significantly less than the $10 stated principal amount and could be zero. Accordingly, investors may lose their entire initial investment in the securities.  The securities are senior unsecured debt obligations of Citigroup Funding Inc., and any payments due on the securities are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company.
SUMMARY TERMS
Issuer:	Citigroup Funding Inc. (“Citigroup Funding”)
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount and could be zero.

Issue price:	$10 per security (see “Underwriting fee and issue price” below)
Stated principal amount:	$10 per security
Pricing date*:	May , 2012 (expected to be May 30, 2012)
Original issue date*:	June , 2012 (3 business days after the pricing date)
Maturity date*:	December , 2012 (expected to be December 5, 2012)
Aggregate principal amount:	$
Interest:	None
Underlying shares:	Shares of the iShares® MSCI Emerging Markets Index Fund
Payment at maturity per security:	•	If the final share price is greater than or equal to the initial share price: $10 + the upside payment
•
If the final share price is less than the initial share price:
$10 × share performance factor
This amount will be less than the $10 stated principal amount and could be zero. There is no minimum payment at maturity.

Upside payment:	$0.70 to $1.00 per security (7% to 10% of the stated principal amount), to be determined on the pricing date
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of the underlying shares on the pricing date, subject to adjustment upon the occurrence of certain limited events affecting the underlying shares
Final share price:	The closing price of the underlying shares on the valuation date
Valuation date*:	November , 2012 (expected to be November 30, 2012), subject to postponement for non-trading days and certain market disruption events
CUSIP:	17318Q814
ISIN:	US17318Q8143
Listing:
The securities will not be listed on any securities exchange and, accordingly, will have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

Underwriter:
Citigroup Global Markets Inc. (“Citigroup Global Markets”), an affiliate of the issuer. See “Additional Information About the Jump Securities—Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per security:	$10.00	$0.15	$9.85
Total:	$	$	$
*Expected dates are subject to change.
(1) The actual price to public, underwriting fee and related selling concession for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $9.95 per security. You should refer to “Additional Information About the Jump Securities—Fees and selling concessions” and “Syndicate Information” for more information.
(2) Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.15, subject to reduction for volume purchase discounts, for each security sold in this offering. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a selling concession of $0.15, subject to reduction for volume purchase discounts, for each $10 security they sell.  Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” and “Additional Information About the Jump Securities——Supplemental information regarding plan of distribution; conflicts of interest” in this offering summary for more information.

You should read this document together with the preliminary pricing supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Preliminary Pricing Supplement filed on May 1, 2012: http://www.sec.gov/Archives/edgar/data/831001/000095010312002306/dp30270_424b2-red.htm
Prospectus and Prospectus Supplement filed on May 12, 2011: http://www.sec.gov/Archives/edgar/data/831001/000095012311049309/y91273b2e424b2.htm
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-172554) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

Investment Summary

Jump Securities

The Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due

December    , 2012 (the “securities”) can be used:

▪
As an alternative to direct exposure to the underlying shares that provides a fixed positive return of 7% to 10% (to be determined on the pricing date) if the closing price of the underlying shares remains unchanged or appreciates at all from the pricing date to the valuation date (as measured solely on those two dates); and

▪
To enhance returns and outperform the underlying shares in a scenario in which the closing price of the underlying shares has remained unchanged or appreciated from the pricing date to the valuation date (as measured solely on those two dates), but by no more than 7% to 10% (to be determined on the pricing date).

The securities are exposed on a 1 to 1 basis to any percentage decline of the final share price from the initial share price. Accordingly, investors may lose their entire initial investment in the securities. Any payments due on the securities are subject to the credit risk of Citigroup Inc., Citigroup Funding Inc.’s parent company.

You will not be entitled to receive any dividends paid with respect to the underlying shares.  As of May April 30, 2012, the trailing 12-month dividend yield of the underlying shares was 1.62%, which, if the dividend yield remained constant for the term of the securities, would be equivalent to 0.81% (calculated on a simple interest basis) over the approximately 6-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.

Maturity:	Approximately 6 months
Upside payment:	$0.70 to $1.00 per security (7% to 10% of the stated principal amount), to be determined on the pricing date
Interest:	None
Listing:
The securities will not be listed on any securities exchange and, accordingly, will have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

Key Investment Rationale

This 6-month investment does not pay any interest but offers a fixed positive return of 7% to 10% (to be determined on the pricing date) if the closing price of the  underlying shares remains unchanged or appreciates at all from the pricing date to the valuation date (as measured solely on those two dates).  However, if the final share price is less than the initial share price, the payment at maturity will be less than $10 and could be zero.  Accordingly, investors may lose their entire initial investment in the securities.

Upside Scenario
If the final share price is greater than or equal to the initial share price, the payment at maturity for each security will be equal to $10 plus the upside payment of $0.70 to $1.00.  Accordingly, even if the final share price is significantly greater than the initial share price, your payment at maturity will not exceed $10.70 to $11.00 per security.  The actual upside payment will be determined on the pricing date.

Downside Scenario
If the final share price is less than the initial share price, you will lose 1% for every 1% decline of the underlying share price (e.g., a 25% depreciation in the underlying shares will result in a payment at maturity of $7.50 per security).

May 2012	Page 2

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

How the Jump Securities Work

Payoff Diagram

The payoff diagram below illustrates the hypothetical payment at maturity per security for a range of hypothetical percentage changes in the closing price of the underlying shares from the initial share price to the final share price.  The diagram is based on the following terms:

Stated principal amount:	$10 per security
Hypothetical upside payment:	$0.85 per security (8.5% of the stated principal amount)

Jump Securities Payoff Diagram

How it works

¡
Upside Scenario. In the payoff diagram above, if the final share price is greater than or equal to the initial share price, an investor will receive a payment at maturity that is greater than the $10 stated principal amount per security, but in all cases is equal to and will not exceed $10.85 per security (the $10 stated principal amount plus the hypothetical upside payment of $0.85 per security).

¡
Downside Scenario. In the payoff diagram above, if the final share price is less than the initial share price, an investor will receive a payment at maturity that is less than the $10 stated principal amount and possibly zero.  Investors will lose 1% of the stated principal amount for every 1% decrease in the final share price from the initial share price.

o
For example, if the final share price has decreased by 25% from the initial share price, the payment at maturity will be $7.50 per security (75% of the stated principal amount).  There is no minimum payment at maturity on the securities.

May 2012	Page 3

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee return of principal.  Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any of the stated principal amount at maturity.  If the final share price is less than the initial share price, your payment at maturity per security will be an amount in cash that is less than the $10 stated principal amount and possibly zero.  Investors will lose 1% of the stated principal amount for every 1% decrease in the final share price from the initial share price.  There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.  See “How the Jump Securities Work” above.

▪
The appreciation potential of the securities is fixed and limited.  The appreciation potential of the securities is limited to the fixed upside payment of $0.70 to $1.00 per security (7% to 10% of the stated principal amount), even if the final share price is greater than the initial share price by more than 7% to 10%.  The actual upside payment will be determined on the pricing date.  See “How the Jump Securities Work” above.

▪
The securities are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the securities, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the securities.  Investors are dependent on the ability of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the securities, to pay any amounts due on the securities at maturity.  Therefore, investors are subject to the credit risk of Citigroup Inc. and to changes in the market’s view of Citigroup Inc.’s creditworthiness.  The securities are not guaranteed by any other entity. If Citigroup Inc. defaults on its obligations under the securities, your investment will be at risk and you could lose some or all of your investment. Any decline or anticipated decline in Citigroup Inc.’s credit ratings, or any increase or anticipated increase in the credit spreads charged by the market for taking Citigroup Inc.’s credit risk, is likely to adversely affect the value of the securities.

▪
The securities will not be listed on any securities exchange, and secondary trading may be limited.  The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. Citigroup Global Markets may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in any secondary market that may develop for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If, at any time, Citigroup Global Markets were not to make a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price, since the issue price will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the securities, as well as the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the securities are also likely to be reduced by the costs of unwinding the related hedging transaction.  Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

▪
The market price of the securities may be influenced by many unpredictable factors.  Several factors will influence the value of the securities and the price, if any, at which Citigroup Global Markets may be willing to purchase the securities in any secondary market that may develop, including:

May 2012	Page 4

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

o	the price and volatility (frequency and magnitude of changes in price) of the underlying shares and the stocks held by the iShares® MSCI Emerging Markets Index Fund;

o	dividend yields on the underlying shares and the stocks held by the iShares® MSCI Emerging Markets Index Fund;

o	U.S. interest rates generally;

o	the time remaining to maturity of the securities;

o	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the underlying shares or the capital markets generally;

o	the exchange rates of the U.S. dollar relative to the currency in which the stocks held by the iShares® MSCI Emerging Markets Index Fund trade;

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the initial share price; and

o	any actual or anticipated changes in the credit ratings or credit spreads of Citigroup Inc.

Some or all of these factors will influence the price you will receive if you are able to sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the price of the underlying shares is at or below the initial share price.

You cannot predict the future performance of the underlying shares based on its historical performance.  The price of the underlying shares may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  If the final share price is less than the initial share price, you will be exposed on a 1 to 1 basis to such decline in the final share price from the initial share price.  There can be no assurance that the final share price will be greater than or equal to the initial share price so that you will receive a payment at maturity that is greater than the $10 stated principal amount for each security you hold.

▪
Historically, the closing price of the underlying shares has been volatile. From January 3, 2007 to April 30, 2012, the closing price of the underlying shares has been as low as $18.22 and as high as $55.64. The volatility of the closing price of the underlying shares may result in your receiving at maturity an amount that is less than the stated principal amount of the securities and possibly zero.

▪
Investing in the securities exposes investors to risks associated with emerging markets equity securities. The stocks composing the MSCI Emerging Markets Index and that are generally tracked by the underlying shares have been issued by companies in various emerging markets. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪
The price of the underlying shares is subject to currency exchange risk.  Because the closing price of the underlying shares is related to the U.S. dollar value of stocks composing the MSCI Emerging Markets Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency

May 2012	Page 5

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

are volatile and are the result of numerous factors specific to the relevant country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each applicable region. An investor’s net exposure will depend on the extent to which the currencies of the applicable countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI Emerging Markets Index, the price of the underlying shares will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are: existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the applicable countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪
Investing in the securities is not equivalent to investing in the underlying shares, any stocks held by the iShares® MSCI Emerging Markets Index Fund or any stocks included in the MSCI Emerging Markets Index.  Investing in the securities is not equivalent to investing in the underlying shares, any stocks held by the iShares® MSCI Emerging Markets Index Fund or any stocks included in the MSCI Emerging Markets Index, and you will not be entitled to receive any dividends paid with respect to any of the foregoing.  As of April 30, 2012, the trailing 12-month dividend yield of the underlying shares was 1.62%, which, if the dividend yield remained constant for the term of the securities, would be equivalent to 0.81% (calculated on a simple interest basis) over the approximately 6-month term of the securities.  However, it is impossible to predict whether the dividend yield over the term of the securities will be higher, lower or the same as this dividend yield or the dividend yield during any other period.  You should carefully consider whether an investment that does not provide for dividends or periodic interest is appropriate for you.  The payment scenarios described in this offering summary do not show any effect of lost dividend yield over the term of the securities.

▪
Adjustments to the underlying shares or to the MSCI Emerging Markets Index could adversely affect the value of the securities.  The investment adviser to the iShares® MSCI Emerging Markets Index Fund, BlackRock Fund Advisors (the “Investment Adviser”), seeks investment results that correspond generally to  the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks and other securities held by the iShares® MSCI Emerging Markets Index Fund. The Investment Adviser may change its investment strategy at anytime. Any of these actions could adversely affect the closing price of the underlying shares and, consequently, the value of the securities. MSCI Inc. (“MSCI” or the “Underlying Index Publisher”) is responsible for calculating and maintaining the MSCI Emerging Markets Index. MSCI may add, delete or substitute the stocks constituting the MSCI Emerging Markets Index or make other methodological changes that could adversely affect the closing price of the underlying shares and, consequently, the value of the securities.

▪
You will have no rights against the Investment Adviser or the Underlying Index Publisher.  You will have no rights against the Investment Adviser or the Underlying Index Publisher, even though your payment at maturity will depend on the closing price of the underlying shares on the valuation date.  The Investment Adviser and the Underlying Index Publisher are not in any way involved in this offering and have no obligations relating to the securities or the holders of the securities.

▪
The iShares® MSCI Emerging Markets Index Fund and the MSCI Emerging Markets Index are different.  The performance of the underlying shares may not exactly replicate the performance of the MSCI Emerging Markets Index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index. It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the fund, differences in trading hours between the underlying shares and the stocks that constitute the MSCI Emerging Markets Index or due to other circumstances. Additionally, the performance of the underlying shares may diverge from the performance of the MSCI Emerging Markets Index because the fund may invest up to 10% of its assets in securities not included in the MSCI Emerging Markets

May 2012	Page 6

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other funds advised by the Investment Adviser.

▪
The anti-dilution adjustments do not cover every event that could affect the underlying shares.  Citigroup Global Markets, as calculation agent, will adjust the initial share price for certain events affecting the underlying shares. However, the calculation agent will not make an adjustment for every event that could affect the underlying shares. If an event occurs that does not require the calculation agent to adjust the initial share price, the value of the securities and the amount payable to you at maturity may be materially and adversely affected.

▪
The calculation agent, which is an affiliate of ours, will make determinations with respect to the securities.  Citigroup Global Markets, the calculation agent, is an affiliate of ours. As calculation agent, Citigroup Global Markets will determine the initial share price, the final share price and the share performance factor, if applicable, and will calculate the amount of cash, if any, you will receive at maturity. Determinations made by Citigroup Global Markets, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, the selection of successor shares in the event of delisting or suspension of trading in the underlying shares, or the calculation of the final share price in the event of a market disruption event or termination of the iShares® MSCI Emerging Markets Index Fund, may adversely affect your payment at maturity.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially affect the value of the securities.  One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities, including trading in the underlying shares, the stocks held by the iShares® MSCI Emerging Markets Index Fund and the stocks included in the MSCI Emerging Markets Index, as well as in other instruments related to the underlying shares, such stocks and/or the MSCI Emerging Markets Index. Our affiliates also trade the underlying shares, such stocks and other financial instruments related to the underlying shares, such stocks and/or the MSCI Emerging Markets Index on a regular basis as part of their general broker-dealer, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, as a result, could increase the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash, if any, an investor will receive at maturity.

▪
The U.S. federal tax consequences of an investment in the securities are unclear.  There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be affected materially and adversely. As described above under “Tax considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and non-U.S. persons considering an investment in the securities should review carefully the section of the accompanying preliminary pricing supplement entitled “Description of Securities—United States Federal Tax Considerations” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

May 2012	Page 7

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

The iShares® MSCI Emerging Markets Index Fund Overview

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. Shares of the iShares® MSCI Emerging Markets Index Fund trade on NYSE Arca, Inc. under the ticker symbol EEM.

The MSCI Emerging Markets Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of emerging markets.  As of April 30, 2012, the MSCI Emerging Markets Index consisted of the following 21 emerging market country indexes:  Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey.

Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the iShares® MSCI Emerging Markets Index Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information about the MSCI Emerging Markets Index, please see the information set forth under “The MSCI Emerging Markets Index” in the accompanying preliminary pricing supplement.  Neither the issuer nor the underwriter makes any representation that such publicly available documents or any other publicly available information regarding the iShares® MSCI Emerging Markets Index Fund is accurate or complete.

Information as of market close on April 30, 2012:

Bloomberg Ticker Symbol:	EEM UP
Closing Price:	$42.20
52 Weeks Ago (on 5/2/2011):	$50.02
52 Week High (on 5/2/2011):	$50.02
52 Week Low (on 10/03/2011):	$34.36

The following graph sets forth the daily closing price of the underlying shares for the period from January 3, 2007 through April 30, 2012.  The related table sets forth the published high. lowand end-of-quarter closing values, of the underlying shares for each quarter in that same period.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical closing prices of the underlying shares should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the underlying shares on the valuation date.

iShares® MSCI Emerging Markets Index Fund ─ Daily Share Closing Price January 3, 2007 to April 30, 2012

May 2012	Page 8

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

iShares® MSCI Emerging Markets Index Fund	High ($)	Low ($)	Period End ($)
2007
First Quarter	39.53	35.03	38.75
Second Quarter	44.42	39.13	43.82
Third Quarter	50.11	39.50	49.78
Fourth Quarter	55.64	47.27	50.10
2008
First Quarter	50.37	42.17	44.79
Second Quarter	51.70	44.43	45.19
Third Quarter	44.43	31.33	34.53
Fourth Quarter	33.90	18.22	24.97
2009
First Quarter	27.09	19.94	24.81
Second Quarter	34.64	25.65	32.23
Third Quarter	39.29	30.75	38.91
Fourth Quarter	42.07	37.56	41.50
2010
First Quarter	43.22	36.83	42.12
Second Quarter	43.98	36.16	37.32
Third Quarter	44.77	37.59	44.77
Fourth Quarter	48.58	44.77	44.77
2011
First Quarter	48.69	44.63	48.69
Second Quarter	50.21	45.50	47.60
Third Quarter	48.46	34.95	35.07
Fourth Quarter	42.80	34.36	37.94
2012
First Quarter	44.76	38.23	42.94
Second Quarter (through April 30, 2012)	43.54	41.28	42.20

iShares® is a registered trademark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold, or promoted by BTC. BTC makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. BTC has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

May 2012	Page 9

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

Additional Information About the Jump Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional provisions:
Tax considerations:
Prospective investors should note that the discussion under “Certain United States Federal Income Tax Considerations” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the securities should be treated as prepaid forward contracts for U.S. federal income tax purposes.  Each holder, by purchasing the securities, agrees (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “Description of Securities—United States Federal Tax Considerations” in the accompanying preliminary pricing supplement, the following U.S. federal income tax consequences should result under current law:

▪	A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.
▪
Upon a sale or exchange of the securities, or retirement of the securities at maturity, a U.S. Holder should recognize short-term capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.

Under current law, Non-U.S. Holders generally should not be subject to U.S. federal withholding or income tax with respect to amounts received on the sale, exchange or retirement of their securities.  Special rules apply to Non-U.S. Holders whose gain on their securities is effectively connected with the conduct of a U.S. trade or business or who are individuals present in the United States for 183 days or more in a taxable year.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. persons considering an investment in the securities should read the section entitled “Description of Securities—United States Federal Tax Considerations” in the accompanying preliminary pricing supplement.  That section constitutes the full opinion of our counsel regarding the material U.S. federal tax consequences of owning and disposing of the securities.

Prospective investors in the securities should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the 2007 notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee under an indenture dated June 1, 2005)
Calculation agent:	Citigroup Global Markets
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the underlying shares, any stocks held by iShares® MSCI Emerging Markets Index Fund, any stocks included in the MSCI Emerging Markets Index and futures and/or options contracts on the underlying shares, such stocks and/or the MSCI Emerging Markets Index, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the value of the underlying shares on the pricing date, and therefore could increase the price at which the underlying

May 2012	Page 10

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

shares must close on the valuation date so that an investor receives a payment at maturity that exceeds the issue price of the securities. For further information on our use of proceeds and hedging, see “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
ERISA and IRA purchase considerations:
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the securities as long as either (A) (1) no Citigroup Global Markets affiliate or employee or affiliate’s employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the securities or renders investment advice with respect to those assets, and (2) such plan or retirement account is paying no more than adequate consideration for the securities or (B) its acquisition and holding of the securities is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or Morgan Stanley Smith Barney or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

You should refer to the section “Description of Securities—ERISA Matters” in the accompanying preliminary pricing supplement for more information.

Fees and selling concessions:
Citigroup Global Markets, an affiliate of Citigroup Funding and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.15, subject to reduction for volume purchase discounts, for each security sold in this offering. Citigroup Global Markets will pay selected dealers affiliated with Citigroup Global Markets, including its affiliate Morgan Stanley Smith Barney LLC, and their financial advisors collectively a fixed selling concession of $0.15, subject to reduction for volume purchase discounts, for each security they sell.  See “Syndicate Information” below.

Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. You should refer to “Risk Factors” below and “Risk Factors” and “Description of Securities—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement for more information.

Supplemental information regarding plan of distribution; conflicts of interest:
Citigroup Global Markets is an affiliate of Citigroup Funding.  Accordingly, the offering of the securities will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly, without prior written consent of the client. See “Description of Securities—Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or its principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.

May 2012	Page 11

Citigroup Funding Inc.

Jump Securities Based on the iShares® MSCI Emerging Markets Index Fund due December    , 2012

Syndicate Information

The actual public offering price, the underwriting fee received by Citigroup Global Markets and the selling concession granted to selected dealers per security may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by a particular investor according to the following chart.

Syndicate Information

Aggregate Principal Amount of Securities for Any Single Investor	Price to Public per Security	Agent’s Commission per Security	Selling Concession per Security
< $1,000,000	$10.0000	$0.1500	$0.1500
≥ $1,000,000 and < $3,000,000	$9.9750	$0.1250	$0.1250
≥ $3,000,000 and < $5,000,000	$9.9625	$0.1125	$0.1125
≥ $5,000,000	$9.9500	$0.1000	$0.1000

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the underwriter, if, within 30 days of the offering, the underwriter repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

© 2012 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2012	Page 12